As filed with the Securities and Exchange Commission on January 26, 1998
                                                   REGISTRATION NO.  333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                  ------------

                            PRIDE INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

              LOUISIANA                                         76-0069030
   (State or other jurisdiction of                           (I.R.S.  Employer
   incorporation or organization)                           Identification No.)

                                     ------------

                                                         ROBERT W.  RANDALL
      PRIDE INTERNATIONAL, INC.                       PRIDE INTERNATIONAL, INC.
     5847 SAN FELIPE, SUITE 3300                     5847 SAN FELIPE, SUITE 3300
        HOUSTON, TEXAS  77057                           HOUSTON, TEXAS  77057
           (713) 789-1400                                  (713) 789-1400

(Address, including zip code, and            (Name, address, including zip code,
telephone number, including area            and telephone number, including area
code, of registrant's principal             code, of agent for service)
executive offices)
                                  ------------

                                    COPY TO:
                                L. PROCTOR THOMAS
                              BAKER & BOTTS, L.L.P.
                              3000 ONE SHELL PLAZA
                            HOUSTON, TEXAS 77002-4995
                                 (713) 229-1234
                                  ------------

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

      If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

       TITLE OF EACH CLASS OF          PROPOSED MAXIMUM            AMOUNT OF
    SECURITIES TO BE REGISTERED     AGGREGATE OFFERING PRICE(1) REGISTRATION FEE
Debt Securities(2)..........................
--------------------------------------------------------------------------------
Preferred Stock, no par value(3)............
--------------------------------------------------------------------------------
Common Stock, no par value(4)...............
      Total.................................  $500,000,000           $147,500
================================================================================
                                                        (CONTINUED ON NEXT PAGE)

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o). In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this Registration Statement exceed $500,000,000 or the equivalent thereof in foreign currencies, foreign currency units or composite currencies. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.
(2) Subject to Footnote (1), there is being registered hereunder an indeterminate principal amount of Debt Securities as may be sold from time to time by the Registrant. If any such Debt Securities are issued at an original issue discount, then the offering price shall be in such greater principal amount as shall result in an aggregate initial offering price of up to $500,000,000. There is also being registered hereunder an indeterminate principal amount of Debt Securities as may be issuable upon conversion, redemption or exchange of the Debt Securities or Preferred Stock registered hereunder.
(3) Subject to Footnote (1), there is being registered hereunder an indeterminate number of shares of Preferred Stock as may be sold from time to time by the Registrant. There is also being registered hereunder an indeterminate number of shares of Preferred Stock as may be issuable upon conversion, redemption or exchange of the Debt Securities or Preferred Stock registered hereunder.
(4) Subject to Footnote (1), there is being registered hereunder an indeterminate number of shares of Common Stock as may be sold from time to time by the Registrant. There is also being registered hereunder an indeterminate number of shares of Common Stock as may be issuable upon conversion, redemption or exchange of the Debt Securities or Preferred Stock registered hereunder.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION DATED JANUARY 26, 1998

PROSPECTUS
                                    $500,000,000
[LOGO]                        PRIDE INTERNATIONAL, INC.
                                   DEBT SECURITIES
                                   PREFERRED STOCK
                                    COMMON STOCK

                              ------------------------


    Pride International, Inc. (the "Company") may offer from time to time, together or separately, (i) its unsecured debt securities consisting of notes, debentures or other evidences of indebtedness (the "Debt Securities"), (ii) shares of its preferred stock, no par value ("Preferred Stock"), and (iii) shares of its common stock, no par value ("Common Stock"). The aggregate initial offering price of the Debt Securities, Preferred Stock and Common Stock to be offered by the Company hereby (collectively, the "Securities") will not exceed $500,000,000 or, if applicable, the equivalent thereof in any other currency, currency unit or composite currency. The Securities may be offered as separate series in amounts, at prices and on terms to be determined in light of market conditions at the time of sale and set forth in a Prospectus Supplement.

    The terms of each series of Debt Securities, including, where applicable, the specific designation, aggregate principal amount, ranking as senior debt or subordinated debt, authorized denomination, maturity, rate (or method of determining the same) and times of payment of any interest, any terms for optional or mandatory redemption, which may include redemption at the option of holders upon the occurrence of certain events or payment of additional amounts or any sinking fund provisions, any provisions with respect to conversion or exchangeability, the initial public offering price, the net proceeds to the Company and any other specific terms in connection with the offering and sale of such series will be set forth in a Prospectus Supplement. As used herein, the Debt Securities shall include securities denominated in United States dollars or, at the option of the Company if so specified in an applicable Prospectus Supplement, in any other currency, currency unit or composite currency, or in amounts determined by reference to an index or formula. In addition, all or a portion of the Debt Securities of a series may be issuable in temporary or permanent global form.

    The terms of each series of Preferred Stock, including, where applicable, the specific designation, number of shares, liquidation preference per share, dividend or distribution rate (or method of determining the same) and dates on which dividends or distributions shall be payable and dates from which dividends or distributions shall accrue, any terms for optional or mandatory redemption, which may include redemption at the option of holders upon the occurrence of certain events or payment of additional amounts or any sinking fund provisions, any provisions with respect to conversion or exchangeability, any voting rights, any other relative rights or restrictions, preferences, limitations or qualifications relating to the Preferred Stock of a specific series, the initial public offering price, the net proceeds to the Company and any other specific terms in connection with the offering and sale of such series will be set forth in a Prospectus Supplement.

    The Securities may be sold directly by the Company to investors, through agents designated from time to time or to or through underwriters or dealers. See "Plan of Distribution." If any agents of the Company or any underwriters are involved in the sale of any Securities in respect of which this Prospectus is being delivered, the names of such agents or underwriters and any applicable commissions or discounts will be set forth in a Prospectus Supplement. The net proceeds to the Company from such sale also will be set forth in a Prospectus Supplement.

    The Common Stock is traded on the New York Stock Exchange under the symbol "PDE." Any Common Stock offered will be traded, subject to notice of issuance, on the New York Stock Exchange.

    This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.

    SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS THAT PROSPECTIVE INVESTORS IN SECURITIES SHOULD CONSIDER.

                            ------------------------

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
           THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
              COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                   PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                               IS A CRIMINAL OFFENSE.

                              ------------------------

        The date of this Prospectus is                               , 1998.

      NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. NEITHER THIS PROSPECTUS NOR THE ACCOMPANYING PROSPECTUS SUPPLEMENT CONSTITUTES AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT NOR ANY SALE OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION IN THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THEREOF.

                           ------------------------

                               TABLE OF CONTENTS

Available Information.............................................3
Incorporation of Certain Documents by Reference...................3
The Company.......................................................4
Risk Factors......................................................4
Use of Proceeds...................................................6
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends..7
Description of Debt Securities....................................7
Description of Capital Stock.....................................14
Plan of Distribution.............................................17
Legal Matters....................................................18
Independent Public Accountants...................................18

                            ------------------------

      IN CONNECTION WITH AN OFFERING THROUGH UNDERWRITERS, CERTAIN PERSONS PARTICIPATING IN SUCH OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES OFFERED HEREBY, WHICH MAY INCLUDE, AMONG OTHERS, OVERALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN THE SECURITIES, AND THE IMPOSITION OF A PENALTY BID, DURING AND AFTER SUCH OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."

                             AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"), which can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549; and at the regional offices of the Commission at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates. The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission (HTTP://WWW.SEC.GOV). The Common Stock is traded on the New York Stock Exchange under the symbol "PDE."

      This Prospectus, which constitutes part of a registration statement on Form S-3 (the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), omits certain of the information contained in the Registration Statement. Reference is hereby made to the Registration Statement and the exhibits thereto, which may be obtained at the public reference facilities maintained by the Commission as provided in the preceding paragraph, for further information with respect to the Company and the securities offered hereby. Statements contained herein concerning the provisions of such documents are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents, which the Company has filed with the Commission pursuant to the Exchange Act, are incorporated in this Prospectus by reference and shall be deemed to be a part hereof:

            (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

            (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997;

            (c) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed on August 19, 1997, as such Registration Statement may be amended from time to time for the purpose of updating, changing or modifying such description; and

            (d) The Company's Current Reports on Form 8-K filed on March 7, 1997, March 25, 1997 (as amended by a Form 8-K/A filed on April 8, 1997), May 7, 1997, May 22, 1997 (as amended by a Form 8-K/A filed on July 21,
      1997) and November 7, 1997.

      All documents filed by the Company with the Commission pursuant to sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby (by the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold) shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all documents that have been incorporated herein by reference (not including exhibits to the documents that have been incorporated herein by reference unless such exhibits are specifically incorporated by reference in the documents this

Prospectus incorporates). Requests should be directed to Robert W. Randall, Secretary, Pride International, Inc., 5847 San Felipe, Suite 3300, Houston, Texas 77057 (telephone number: (713) 789-1400).

                                  THE COMPANY

GENERAL

      Pride is a leading domestic and international provider of contract drilling and related services, operating both on land and offshore in more than 15 countries. The Company operates a diverse fleet of 295 rigs, including two semisubmersible rigs, 17 jackup rigs, eight tender-assisted rigs, six floating lake barge rigs, one posted swamp barge rig, 23 offshore platform rigs and 238 land-based drilling and workover rigs. Pride International, Inc. is a Louisiana corporation with principal executive offices located at 5847 San Felipe, Suite 3300, Houston, Texas 77057. Its telephone number at that address is (713) 789-1400.

                                 RISK FACTORS

      THE FOLLOWING SHOULD BE CONSIDERED CAREFULLY WITH THE INFORMATION PROVIDED ELSEWHERE IN THIS PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN IN REACHING A DECISION REGARDING AN INVESTMENT IN THE SECURITIES OFFERED HEREBY.

SIGNIFICANT LEVERAGE AND RESTRICTIONS

      As of September 30, 1997, the Company had approximately $804.9 million in total indebtedness, approximately $52.5 million of which was represented by subordinated debentures that are convertible into Common Stock at a conversion price of $12.25 per share. The level of the Company's indebtedness will have several important effects on the Company's future operations, including, among others, (i) a significant portion of the Company's cash flow from operations will be dedicated to the payment of interest on its indebtedness and will not be available for other purposes, (ii) covenants contained in the Company's existing debt arrangements require the Company to meet certain financial tests, which may affect the Company's flexibility in planning for, and reacting to, changes in its business, including possible acquisition opportunities, and (iii) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate and other purposes may be limited. The Company's ability to meet its debt service obligations and to reduce its total indebtedness will be dependent upon the Company's future performance, which will be subject to general economic conditions, industry cycles and financial, business and other factors affecting the operations of the Company, many of which are beyond its control. There can be no assurance that the Company's business will continue to generate sufficient cash flow from operations to service its indebtedness. If the Company is unable to generate sufficient cash flow from operations, it may be required to sell assets, to refinance all or a portion of its indebtedness or to obtain additional financings. There can be no assurance that any such refinancing would be possible or that any additional financing could be obtained.

DEPENDENCE ON OIL AND GAS INDUSTRY; INDUSTRY CONDITIONS

      The Company's current business and operations are substantially dependent upon conditions in the oil and gas industry and, specifically, the exploration and production expenditures of oil and gas companies. The demand for contract drilling and related services is directly influenced by oil and gas prices, expectations about future prices, the cost of producing and delivering oil and gas, government regulations, local and international political and economic conditions, including the ability of the Organization of Petroleum Exporting Countries ("OPEC") to set and maintain production levels and prices, the level of production by non-OPEC countries and the policies of the various governments regarding exploration and development of their oil and gas reserves. There can be no assurance that current levels of exploration and production expenditures of oil and gas companies will be maintained or that demand for the Company's services will reflect the level of such activities.

INTERNATIONAL OPERATIONS

      A significant portion of the Company's revenues are attributable to international operations. Risks associated with operating in international markets include foreign exchange restrictions and currency fluctuations, foreign taxation, political instability, foreign and domestic monetary and tax policies, expropriation, nationalization, nullification, modification or renegotiation of contracts, war and civil disturbances and other risks that may limit or disrupt markets. Additionally, the ability of the Company to compete in international contract drilling markets may be adversely affected by foreign governmental regulations that favor or require the awarding of such contracts to local contractors, or by regulations requiring foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction. Furthermore, the Company's foreign subsidiaries may face governmentally imposed restrictions from time to time on their ability to transfer funds to the Company. No predictions can be made as to what foreign governmental regulations may be applicable to the Company's operations in the future.

      From time to time, certain foreign subsidiaries of the Company operate in countries such as Libya and Iran that are subject to sanctions and embargoes imposed by the U.S. Government. Although these sanctions and embargoes do not prohibit such subsidiaries from completing existing contracts or from entering into new contracts to provide drilling services in such countries, they do prohibit the Company and its domestic subsidiaries, as well as employees of the Company's foreign subsidiaries who are U.S. citizens, from participating in or approving any aspect of the business activities in such countries. The Company is unable to predict whether such constraints on its ability to have U.S. persons provide managerial oversight and supervision will adversely affect the financial or operating performance of such business activities.

OPERATING RISKS AND INSURANCE

      The Company's operations are subject to the many hazards inherent in the oilfield services industry. Contract drilling and well servicing require the use of heavy equipment and exposure to hazardous conditions, which may subject the Company to liability claims by employees, customers and third parties. These hazards can cause personal injury or loss of life, severe damage to or destruction of property and equipment, pollution or environmental damage and suspension of operations. The Company's offshore fleet is also subject to hazards inherent in marine operations, either while on site or during mobilization, such as capsizing, sinking and damage from severe weather conditions. In certain instances, contractual indemnification of customers or others is required of the Company. The Company maintains workers' compensation insurance for its employees and other insurance coverage for normal business risks, including general liability insurance. Although the Company believes its insurance coverages to be adequate and in accordance with industry practice against normal risks in its operations, there can be no assurance that any insurance protection will be sufficient or effective under all circumstances or against all hazards to which the Company may be subject. The occurrence of a significant event against which the Company is not fully insured, or of a number of lesser events against which the Company is insured, but subject to substantial deductibles, could materially and adversely affect the Company's operations and financial condition. Moreover, no assurance can be given that the Company will be able to maintain adequate insurance in the future at rates or on terms it considers reasonable or acceptable.

RISKS OF ACQUISITION STRATEGY

      A substantial portion of the Company's growth has resulted from the acquisition of other oilfield services businesses and assets. There can be no assurance, however, that the Company will be able to continue to identify attractive acquisition opportunities, negotiate acceptable acquisition terms, obtain financing for acquisitions on satisfactory terms or successfully acquire identified targets. The ability of the Company to pursue acquisition opportunities may be affected by the limitations on its financing flexibility imposed by the Company's current debt arrangements. Moreover, there can be no assurance that competition for acquisition opportunities in the industry will not escalate, thereby increasing the cost to the Company of making further acquisitions or causing the Company to refrain from making further acquisitions. In addition, no assurance can be given that the Company will be successful in integrating acquired businesses and assets into its existing operations. Such integration may result in unforeseen operational difficulties or require a disproportionate amount of management's attention. The Company's failure to achieve consolidation savings, to incorporate the acquired businesses and assets into its existing operations successfully or to minimize any unforeseen operational difficulties could have a material adverse effect on the Company.

COMPETITION

      The contract drilling industry is a highly competitive and cyclical business characterized by high capital and maintenance costs. In periods of low rig utilization, drilling contracts are usually awarded on a competitive bid basis and, while an operator may consider factors such as quality of service and type and location of equipment as well as the ability to provide ancillary services, price is generally the primary factor in determining which contractor is awarded a job. Certain of the Company's competitors have greater financial resources than the Company, which may enable them to better withstand periods of low rig utilization, to compete more effectively on the basis of price, to build new rigs or to acquire existing rigs. There can be no assurance that the Company will be able to compete successfully against its competitors in the future.

RISKS OF NEW CONSTRUCTION, UPGRADE AND REFURBISHMENT PROJECTS

      The Company intends to make significant expenditures to construct new rigs and to upgrade and refurbish other rigs that are not currently under contract. These projects are subject to the risks of delay or cost overruns inherent in large construction and refurbishment projects, including shipyard availability, shortages of materials or skilled labor, unforeseen engineering problems, work stoppages, weather interference, unanticipated cost increases, nonavailability of necessary equipment and inability to obtain any of the requisite permits or approvals. Significant delays could also have a material adverse effect on the Company's marketing plans for such rigs and could jeopardize the contracts under which the Company plans to operate such rigs.

GOVERNMENTAL REGULATION AND ENVIRONMENTAL MATTERS

      Many aspects of the Company's operations are affected by domestic and foreign political developments and are subject to numerous governmental regulations that may relate directly or indirectly to the contract drilling and well servicing industries. The Company's operations routinely involve the handling of waste materials, some of which are classified as hazardous substances. Consequently, the regulations applicable to the Company's operations include those with respect to containment, disposal and controlling the discharge of hazardous oilfield waste and other nonhazardous waste material into the environment, requiring removal and cleanup under certain circumstances, or otherwise relating to the protection of the environment. Laws and regulations protecting the environment have become more stringent in recent years and may in certain circumstances impose strict liability, rendering a party liable for environmental damage without regard to negligence or fault on the part of such party. Such laws and regulations may expose the Company to liability for the conduct of, or conditions caused by, others or for acts of the Company which were in compliance with all applicable laws at the time such acts were performed. The application of these requirements or the adoption of new requirements could have a material adverse effect on the Company. In addition, the modification of existing laws or regulations or the adoption of new laws or regulations curtailing exploratory or development drilling for oil and gas for economic, environmental or other reasons could have a material adverse effect on the Company's operations by limiting future contract drilling opportunities.

                                USE OF PROCEEDS

      Except as otherwise described in any Prospectus Supplement or any Pricing Supplement, the net proceeds from the sale of Securities will be used for general corporate purposes, which may include refinancings of indebtedness, working capital, capital expenditures, acquisitions and repurchases and redemptions of Securities.

                      RATIO OF EARNINGS TO FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

                           NINE MONTHS ENDED
                             SEPTEMBER 30,            YEARS ENDED DECEMBER 31,
                           -----------------    -----------------------------------
                            1997       1996     1996    1995   1994    1993    1992
                            ----       ----     ----    ----   ----    ----    ----
Ratio of Earnings to Fixed
Charges and Preferred Stock
Dividends...............       5.1x      2.5x    2.7x    4.0x   6.2x    5.8x   --

      The ratio of earnings to fixed charges and Preferred Stock dividends has been computed by dividing earnings available for fixed charges (earnings before income taxes plus fixed charges less capitalized interest) by fixed charges (interest expense plus capitalized interest and the portion of operating lease rental expense that represents the interest factor). For the year ended December 31, 1992, earnings were inadequate to cover fixed charges by $1,359,000. The Company had no Preferred Stock outstanding for any period presented.

                        DESCRIPTION OF DEBT SECURITIES

      The following description of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate (the "Offered Debt Securities"). The particular terms of the Offered Debt Securities and the extent to which such general provisions may apply will be described in a Prospectus Supplement relating to such Offered Debt Securities.

      The Debt Securities will be general unsecured obligations of the Company and will constitute either senior debt securities or subordinated debt securities. In the case of Debt Securities that will be senior debt securities ("Senior Debt Securities"), such Debt Securities will be issued under an Indenture dated as of May 1, 1997 (the "Senior Indenture") between the Company and The Chase Manhattan Bank, as trustee under the Senior Indenture (the "Senior Trustee"), and will rank PARI PASSU with all other unsecured and unsubordinated debt of the Company. In the case of Debt Securities that will be subordinated debt securities ("Subordinated Debt Securities"), such Debt Securities will be issued under an Indenture (the "Subordinated Indenture") to be executed by the
Company and          , as trustee under the Subordinated Indenture (the
"Subordinated Trustee"), and will rank PARI PASSU with certain other subordinated debt of the Company that may be outstanding from time to time and will rank junior to all Senior Indebtedness (as defined below) of the Company (including any Senior Debt Securities) that may be outstanding from time to time. The Senior Indenture and the Subordinated Indenture are sometimes hereinafter referred to individually as an "Indenture" and collectively as the "Indentures," and the Senior Trustee and the Subordinated Trustee are sometimes hereinafter referred to individually as a "Trustee" and collectively as the "Trustees." The statements under this caption relating to the Debt Securities and the Indentures are summaries only and do not purport to be complete. Such summaries make use of terms defined in the Indentures. Wherever such terms are used herein or particular provisions of the Indentures are referred to, such terms or provisions, as the case may be, are incorporated by reference as part of the statements made herein, and such statements are qualified in their entirety by such reference. Certain defined terms in the Indentures are capitalized herein.

PROVISIONS APPLICABLE TO BOTH SENIOR AND SUBORDINATED DEBT SECURITIES

      GENERAL. The Indentures do not limit the aggregate principal amount of Debt Securities that can be issued thereunder and provide that Debt Securities may be issued from time to time thereunder in one or more series, each in an aggregate principal amount authorized by the Company prior to issuance. The Indentures do not limit the amount of other unsecured indebtedness or securities that may be issued by the Company.

      Unless otherwise indicated in a Prospectus Supplement, the Debt Securities will not benefit from any covenant or other provision that would afford Holders of such Debt Securities special protection in the event of a highly leveraged transaction involving the Company.

      Reference is made to the Prospectus Supplement for the following terms of the Offered Debt Securities, which will be issued in registered form: (i) the title and aggregate principal amount of the Offered Debt Securities; (ii) whether such Offered Debt Securities will be issued in the form of one or more global securities and whether such global securities are to be issuable in temporary global form or permanent global form; (iii) the date or dates on which the principal of and premium, if any, on the Offered Debt Securities is payable or the method of determination thereof; (iv) the rate or rates, or the method of determination thereof, at which the Offered Debt Securities will bear interest, if any; (v) the date or dates from which such interest will accrue; (vi) the interest payment dates on which such interest will be payable and the record date for the interest payable on any Offered Debt Securities on any interest payment date; (vii) whether and under what circumstances Additional Amounts with respect to the Offered Debt Securities will be payable; (viii) the place or places where the principal of, premium and interest, if any, on and any Additional Amounts with respect to the Offered Debt Securities will be payable;
(ix) the period or periods within which, the price or prices at which and the terms and conditions upon which Offered Debt Securities may be redeemed, in whole or in part, at the option of the Company, if the Company is to have that option; (x) the obligation, if any, of the Company to redeem, purchase or repay Offered Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which Offered Debt Securities will be redeemed, purchased or repaid in whole or in part pursuant to such obligation; (xi) (a) with respect to Subordinated Debt Securities, the form, including equity securities, other debt Securities (including Debt Securities), warrants or any other securities or property of the Company or any other Person, or (b) with respect to all Offered Debt Securities, the currency or currencies (including composite currencies), if other than U.S. dollars, in which payment of principal of, premium and interest, if any, on and any Additional Amounts with respect to the Offered Debt Securities will be payable;
(xii) if such payments are to be payable, at the election of the Company or a holder thereof, in a currency or currencies other than that in which the Offered Debt Securities are stated to be payable, the currency or currencies in which such payments as to which such election is made will be payable, and the periods within which and the terms and conditions upon which such election is to be made; (xiii) if the amount of such payments may be determined with reference to any commodities, currencies or indices, values, rates or prices or any other index or formula, the manner in which such amounts will be determined; (xiv) if other than the entire principal amount thereof, the portion of the principal amount of Offered Debt Securities that will be payable upon declaration of acceleration of the maturity thereof; (xv) any additional means of satisfaction and discharge of the Indenture and any additional conditions or limitations to discharge with respect to Offered Debt Securities or any modifications of or deletions from such conditions or limitations; (xvi) any deletions or modifications of or additions to the Events of Default or covenants of the Company pertaining to the Offered Debt Securities; (xvii) any restrictions or other provisions with respect to the transfer or exchange of Offered Debt Securities; (xviii) if the Offered Debt Securities are to be convertible into or exchangeable for equity securities, other debt securities (including Debt Securities), warrants or any other securities or property of the Company or any other Person, at the option of the Company or the holder or upon the occurrence of any condition or event, the terms and conditions for such conversion or exchange; and (xix) any other terms of the Offered Debt Securities. Reference is also made to the Prospectus Supplement for information with respect to any material United States federal income tax consequences with respect to the ownership and disposition of Offered Debt Securities.

      No service charge will be made for any registration of transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

      To the extent the Company conducts its operations through subsidiaries, the Holders of Debt Securities will have a junior position to any creditors of the Company's subsidiaries.

      Offered Debt Securities may be sold at a discount (which may be substantial) below their stated principal amount bearing no interest or interest at a rate that at the time of issuance is below market rates. Any material United States federal income tax consequences and other special considerations applicable thereto will be described in the Prospectus Supplement relating to any such Offered Debt Securities.

      If any of the Offered Debt Securities are sold for any foreign currency or currency unit or if the principal of, or premium or interest, if any, on, or any Additional Amounts with respect to any of the Offered Debt Securities is payable in any foreign currency or currency unit, the restrictions, elections, tax consequences, specific terms and other information with respect to such Offered Debt Securities and such foreign currency or currency unit will be set forth in the Prospectus Supplement relating thereto.

      EVENTS OF DEFAULT. Unless otherwise provided with respect to any series of Debt Securities, the following are Events of Default under each Indenture with respect to the Debt Securities of such series issued under such Indenture: (a) failure to pay principal of or premium, if any, on any Debt Security of such series when due; (b) failure to pay any interest on or any Additional Amounts with respect to any Debt Security of such series when due, continued for 30 days; (c) failure to deposit any sinking fund payment, when due, in respect of the Debt Securities of such series, continued for 30 days; (d) failure to perform any other covenant of the Company in the applicable Indenture (other than a covenant included in such Indenture for the benefit of a series of Debt Securities other than such series), continued for 90 days after written notice as provided in such Indenture; (e) certain events of bankruptcy, insolvency or reorganization; and (f) any other Event of Default as may be specified with respect to Debt Securities of such series.

      If an Event of Default with respect to any outstanding series of Debt Securities occurs and is continuing, either the applicable Trustee or the Holders of at least 25% in principal amount of the outstanding Debt Securities of such series (in the case of an Event of Default described in clause (a), (b), (c) or (f) above) or at least 25% in principal amount of all outstanding Debt Securities under the applicable Indenture (in the case of an Event of Default described in clause (d) above) may declare the principal amount of all the Debt Securities of the applicable series (or of all outstanding Debt Securities under the Indenture, as the case may be) to be due and payable immediately. If an Event of Default described in clause (e) above occurs, the principal amount of the outstanding Debt Securities of all series IPSO FACTO shall become immediately due and payable without any declaration or other act on the part of either Trustee or any Holder. At any time after a declaration of acceleration has been made, but before a judgment has been obtained, the Holders of a majority in principal amount of the outstanding Debt Securities of such series (or of all outstanding Debt Securities under the applicable Indenture, as the case may be) may, under certain circumstances, rescind and annul such acceleration. Depending on the terms of other indebtedness of the Company outstanding from time to time, an Event of Default under the Indentures may give rise to cross defaults on such other indebtedness of the Company.

      Each Indenture provides that, within 90 days after the occurrence of a default with respect to any series of Debt Securities, the applicable Trustee will give to the Holders of the Debt Securities of such series notice of all uncured and unwaived defaults known to it; PROVIDED, HOWEVER, that, except in the case of a default in the payment of the principal of or premium, if any, or any interest on, or any Additional Amounts or sinking fund installment with respect to, any Debt Securities of such series, the applicable Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the Holders of the Debt Securities of such series; and PROVIDED, FURTHER, that such notice shall not be given until at least 30 days after the occurrence of a default in the performance or breach of any covenant or warranty of the Company under such Indenture other than for the payment of the principal of or premium, if any, or any interest on, or any Additional Amounts or sinking fund installment with respect to, any Debt Securities of such series. For the purpose of this provision, "default" with respect to Debt Securities of any series means any event that is, or after notice or lapse of time, or both, would become, an Event of Default with respect to the Debt Securities of such series.

      The Holders of a majority in principal amount of the outstanding Debt Securities of any series (or, in certain cases, all outstanding Debt Securities under the applicable Indenture) have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee or exercising any trust or power conferred on such Trustee with respect to the Debt Securities of such series (or of all outstanding Debt Securities under the applicable Indenture), subject to certain limitations specified in the applicable Indenture. Each Indenture provides that in case an Event of Default shall occur and be continuing, the applicable Trustee shall exercise such of its rights and powers under the applicable Indenture and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, neither Trustee will be under an obligation to exercise any of its rights or powers under the respective Indenture at the request of any of the Holders of the Debt Securities unless they have offered to the applicable Trustee reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by it in compliance with such request.

      The Holders of a majority in principal amount of the outstanding Debt Securities of any series (or, in certain cases, all outstanding Debt Securities under the applicable Indenture) may on behalf of the Holders of all Debt Securities of such series (or of all outstanding Debt Securities under the applicable Indenture) waive any past default under the applicable Indenture, except a default in the payment of the principal of or premium, if any, or interest on or any Additional Amounts with respect to any Debt Security or in respect of a provision that under the applicable Indenture cannot be modified or amended without the consent of the Holder of each outstanding Debt Security affected. The Holders of a majority in principal amount of the outstanding Debt Securities affected thereby may on behalf of the Holders of all such Debt Securities waive compliance by the Company with certain restrictive provisions of the Indenture.

      The Company is required to furnish to each Trustee annually a statement as to the performance by the Company of certain of its obligations under the applicable Indenture and as to any default in such performance.

      MODIFICATION. Modifications and amendments of each Indenture may be made by the Company and the applicable Trustee with the consent of the Holders of a majority in principal amount of the outstanding Debt Securities under the applicable Indenture affected thereby; PROVIDED, HOWEVER, that no such modification or amendment may, without the consent of the Holder of each outstanding Debt Security affected thereby, (a) change the stated maturity date of the principal of, or any installment of principal of or interest on, or any Additional Amounts with respect to any Debt Security, (b) reduce the principal amount of, or the premium (if any) or interest on, or any Additional Amounts with respect to any Debt Security, (c) change the place or currency, currencies, or currency unit or units of payment of principal of, or premium (if any) or interest on, or any Additional Amounts with respect to any Debt Security, (d) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security or (e) reduce the percentage in principal amount of outstanding Debt Securities the consent of the Holders of which is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indentures or for waiver of certain defaults.

      Each Indenture provides that the Company and the applicable Trustee may, without the consent of any Holders of Debt Securities, enter into supplemental indentures for the purposes, among other things, of adding to the Company's covenants, adding additional Events of Default, establishing the form or terms of Debt Securities or curing ambiguities or inconsistencies in the applicable Indenture, PROVIDED that such action to cure ambiguities or inconsistencies shall not adversely affect the interests of the Holders of the Debt Securities in any material respect.

      CONSOLIDATION, MERGER AND SALE OF ASSETS. Without the consent of any Holders of outstanding Debt Securities, the Company may consolidate with or merge into, or convey, transfer or lease its properties and assets substantially as an entirety to, any Person, provided that (i) the Person formed by such consolidation or into which the Company is merged or that acquires or leases the properties and assets of the Company substantially as an entirety is a Person that assumes by supplemental indenture the Company's obligations on the Debt Securities and under each Indenture, (ii) after giving effect to the transaction, no Event of Default and no event that, after notice or lapse of time or both, would become an Event of Default has occurred and is continuing, and (iii) certain other conditions are met. Upon compliance with these provisions by a successor Person, the Company will (except in the case of a lease) be relieved of its obligations under each Indenture and the Debt Securities.

      DISCHARGE AND DEFEASANCE. The Company may terminate its obligations under each Indenture, other than its obligation to pay the principal of, premium, if any, and interest on and any Additional Amounts with respect to the Debt Securities of any series and certain other obligations, PROVIDED that it (i) irrevocably deposits or causes to be irrevocably deposited with the applicable Trustee as trust funds money or U.S. Government Obligations maturing as to principal and interest sufficient to pay the principal of, premium, if any, and any interest on, and any Additional Amounts and mandatory sinking funds with respect to, all outstanding Debt Securities of such series on the stated maturity of such payments or on any redemption date and (ii) complies with any additional conditions specified to be applicable with respect to the covenant defeasance of Debt Securities of such series.

      The terms of any series of Debt Securities may also provide for legal defeasance pursuant to the applicable Indenture. In such case, if the Company
(i) irrevocably deposits or causes to be irrevocably deposited money or U.S. Government Obligations as described above, (ii) makes a request to the applicable Trustee to be discharged from its obligations on the Debt Securities of such series and (iii) complies with any additional conditions specified to be applicable with respect to legal defeasance of Debt Securities of such series, then the Company shall be deemed to have paid and discharged the entire indebtedness on all the outstanding Debt Securities of such series, the obligations of the Company under the applicable Indenture and the Debt Securities of such series to pay the principal of, premium, if any, and interest on and any Additional Amounts with respect to the Debt Securities of such series shall cease, terminate and be completely discharged, and the Holders thereof shall thereafter be entitled only to payment out of the money or U.S. Government Obligations deposited with the applicable Trustee as aforesaid, unless the Company's obligations are revived and reinstated because such Trustee is unable to apply such trust fund by reason of any legal proceeding, order or judgment.

      "U.S. Government Obligations" is defined in each Indenture as direct noncallable obligations of, or noncallable obligations the payment of principal of and interest on which is guaranteed by, the United States of America, or to the payment of which obligations or guarantees the full faith and credit of the United States of America is pledged, or beneficial interests in a trust the corpus of which consists exclusively of money or such obligations or a combination thereof.

      FORM, EXCHANGE, REGISTRATION AND TRANSFER. Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations. Debt Securities may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office of the Security Registrar or at the office of any transfer agent designated by the Company for such purpose with respect to any series of Debt Securities and referred to in an applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the applicable Indenture. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the Person making the request. The Company has appointed the Trustee under each Indenture as Security Registrar for Debt Securities issued thereunder. If a Prospectus Supplement refers to any transfer agents (in addition to the Security Registrar) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts. The Company is required to maintain a transfer agent in each Place of Payment for such series. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities.

      In the event of any redemption in part, the Company shall not be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days prior to the selection of Debt Securities of that series for redemption and ending on the close of business on the day of mailing of the relevant notice of redemption or
(ii) register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part.

      PAYMENT AND PAYING AGENTS. Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of, premium, if any, and interest on and any Additional Amounts with respect to Debt Securities will be made in the designated currency or currency unit at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that, at the option of the Company, payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address appears in the Security Register. Unless otherwise indicated in an applicable Prospectus Supplement, payment of any installment of interest on Debt Securities will be made to the Person in whose name such Debt Security is registered at the close of business on the Regular Record Date for such interest.

      Unless otherwise indicated in an applicable Prospectus Supplement, the Corporate Trust Office of each Trustee in New York, New York will be designated as a Paying Agent for the Company for payments with respect to Debt Securities issued under the applicable Indenture. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that the Company will be required to maintain a Paying Agent in each Place of Payment for such series.

      All moneys paid by the Company to a Paying Agent for the payment of principal of, premium, if any, or interest on and any Additional Amounts with respect to any Debt Security that remain unclaimed at the end of three years after such principal, premium, interest or Additional Amounts have become due and payable will (subject to applicable escheat laws) be repaid to the Company, and the Holder of such Debt Security or any coupon will thereafter look only to the Company for payment thereof.

      BOOK-ENTRY DEBT SECURITIES. The Debt Securities of a series may be issued, in whole or in part, in the form of one or more global Debt Securities that would be deposited with a depositary or its nominee identified in the applicable Prospectus Supplement. Global Debt Securities may be issued in either temporary or permanent form. The specific terms of any depositary arrangement with respect to any portion of a series of Debt Securities and the rights of, and limitations on, owners of beneficial interests in any such global Debt Security representing all or a portion of a series of Debt Securities will be described in the applicable Prospectus Supplement.

      MEETINGS. The Indentures contain provisions for convening meetings of the Holders of Debt Securities of a series. A meeting may be called at any time by the applicable Trustee, and also, upon request, by the Company or the Holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given as described under "--Notices" below. Except for any consent that must be given by the Holder of each Outstanding Debt Security affected thereby, as described under "--Modification" above, any resolution presented at a meeting or adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; PROVIDED, HOWEVER, that, except for any consent that must be given by the Holder of each Outstanding Debt Security affected thereby, as described under "--Modification" above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority in principal amount of the Outstanding Debt Securities of a series, may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Subject to the proviso set forth above, any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the applicable Indenture will be binding on all Holders of Debt Securities of that series and any related coupons. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be Persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series.

      GOVERNING LAW. Each Indenture and the Debt Securities will be governed by and construed in accordance with the laws of the State of New York.

      NOTICES. Notices to Holders of Debt Securities will be given by mail to the addresses of such Holders as they appear in the Security Register.

      TRUSTEES. Each Indenture contains certain limitations on the right of the applicable Trustee, as a creditor of the Company, to obtain payment of claims in certain cases and to realize on certain property received with respect to any such claims, as security or otherwise. Each Trustee is permitted to engage in other transactions, except that, if it acquires any conflicting interest (as defined), it must eliminate such conflict or resign.

      The Senior Trustee has made loans to the Company and its subsidiaries and affiliates from time to time in the ordinary course of business and at prevailing interest rates under agreements with commercial bank groups. In addition, the Senior Trustee may from time to time serve as a depositary of funds of, and perform other services for, the Company.

PROVISIONS APPLICABLE SOLELY TO SUBORDINATED DEBT SECURITIES

      The payment of the principal of, premium, if any, and interest on and any Additional Amounts with respect to the Subordinated Debt Securities is expressly subordinated, to the extent and in the manner set forth in the Subordinated Indenture, to the prior payment in full of all Senior Indebtedness of the Company.

      The Subordinated Indenture provides that no payment may be made by the Company on account of the principal of, premium, if any, or interest on or any Additional Amounts with respect to the Subordinated Debt Securities, or to acquire any of the Subordinated Debt Securities (including repurchases of Subordinated Debt Securities at the option of the Holder thereof) for cash or property (other than certain junior securities of the Company), or on account of the redemption provisions of the Subordinated Debt Securities, in the event of
(i) default in the payment of any
principal of, premium, if any, or interest on any Senior Indebtedness of the Company when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise (a "Payment Default"), unless and until such Payment Default has been cured or waived or otherwise has ceased to exist, or (ii) any other event of default with respect to any designated Senior Indebtedness permitting the holders of such designated Senior Indebtedness (or a trustee or other representative on behalf of the holders thereof) to declare such designated Senior Indebtedness due and payable prior to the date on which it would otherwise have become due and payable, upon written notice thereof to the Company and the Subordinated Trustee by any holders of such designated Senior Indebtedness (or a trustee or other representative on behalf of the holders thereof) (the "Default Notice"), unless and until such event of default shall have been cured or waived or otherwise has ceased to exist, PROVIDED that such payments may not be prevented under clause (ii) above for more than 179 days after an applicable Default Notice has been received by the Subordinated Trustee unless the designated Senior Indebtedness in respect of which such event of default exists has been declared due and payable in its entirety, in which case no such payment may be made until such acceleration has been rescinded or annulled or such designated Senior Indebtedness has been paid in full. No event of default that existed or was continuing on the date of any Default Notice (whether or not such event of default is on the same issue of designated Senior Indebtedness) may be made the basis for the giving of a second Default Notice, and only one such Default Notice may be given in any 365-day period.

      In the event that, notwithstanding the foregoing, any payment or distribution of assets of the Company (other than certain junior securities of the Company) is received by the Subordinated Trustee or the Holders of Subordinated Debt Securities at a time when such payment or distribution is prohibited by the foregoing provisions, then, unless such payment or distribution is no longer prohibited by the foregoing provisions, such payment or distribution shall be received and held in trust by the Subordinated Trustee or such Holders or the Paying Agent for the benefit of the holders of Senior Indebtedness of the Company, and shall be paid or delivered by the Subordinated Trustee or such Holders or the Paying Agent, as the case may be, to the holders of the Senior Indebtedness of the Company remaining unpaid or unprovided for or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing such Senior Indebtedness of the Company may have been issued, ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness of the Company held or represented by each, for application to the payment of all Senior Indebtedness in full after giving effect to any concurrent payment or distribution to or for the holders of such Senior Indebtedness.

      Upon any distribution of assets of the Company or upon any dissolution, winding up, total or partial liquidation or reorganization of the Company, whether voluntary or involuntary, in bankruptcy, insolvency, receivership or a similar proceeding or upon assignment for the benefit of creditors, (i) the holders of all Senior Indebtedness of the Company will first be entitled to receive payment in full before the Holders of Subordinated Debt Securities are entitled to receive any payment on account of the principal of, premium, if any, and interest on or any Additional Amounts with respect to the Subordinated Debt Securities (other than certain junior securities of the Company) and (ii) any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities (other than certain junior securities of the Company) to which the Holders of Subordinated Debt Securities or the Subordinated Trustee on behalf of such Holders would be entitled, except for the subordination provisions contained in the Subordinated Indenture, will be paid by the liquidating trustee or agent or other person making such a payment or distribution directly to the holders of Senior Indebtedness of the Company or their representative, ratably according to the respective amounts of Senior Indebtedness held or represented by each, to the extent necessary to make payment in full of all such Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

      No provision contained in the Subordinated Indenture or the Subordinated Debt Securities affects the obligation of the Company, which is absolute and unconditional, to pay, when due, principal of, premium, if any, and interest on and any Additional Amounts with respect to the Subordinated Debt Securities. The subordination provisions of the Subordinated Indenture and the Subordinated Debt Securities do not prevent the occurrence of any default or Event of Default under the Subordinated Indenture or limit the rights of the Subordinated Trustee or any Holder of Subordinated Debt Securities, subject to the two preceding paragraphs, to pursue any other rights or remedies with respect to the Subordinated Debt Securities.

      As a result of these subordination provisions, in the event of the liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceeding or an assignment for the benefit of the creditors of the Company or any of its subsidiaries or a marshaling of assets or liabilities of the Company and its subsidiaries, Holders of Subordinated Debt Securities may receive ratably less than other creditors.

      The term "Indebtedness," as applied to any Person, unless otherwise provided with respect to the Subordinated Debt Securities of a series and described in the Prospectus Supplement relating thereto, is defined in the Subordinated Indenture as, without duplication, the following: (i) all liabilities and obligations, contingent or otherwise, of any such Person (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (b) evidenced by bonds, notes, debentures or similar instruments, (c) representing the balance deferred and unpaid of the purchase price of any property or services, except such as would constitute trade payables to trade creditors in the ordinary course of business that are not more than 90 days past their original due date,
(d) evidenced by bankers' acceptances or similar instruments issued or accepted by banks, (e) for the payment of money relating to rental obligations under a lease required to be capitalized in accordance with generally accepted accounting principles or (f) evidenced by a letter of credit or a reimbursement obligation of such Person with respect to any letter of credit; (ii) all net obligations of such Person under certain interest swap and hedging obligations;
(iii) all liabilities of others of the kind described in the preceding clause
(i) or (ii) that such Person has guaranteed or that is otherwise its legal liability and all obligations to purchase, redeem or acquire any capital stock of any Person; and (iv) any and all deferrals, renewals, extensions, refinancings, refunds (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (i), (ii) or (iii), or this clause (iv), whether or not between or among the same parties.

      The term "Senior Indebtedness" of the Company, unless otherwise provided with respect to the Subordinated Debt Securities of a series and described in the Prospectus Supplement relating thereto, is defined in the Subordinated Indenture as (i) all Indebtedness of the Company unless, by the terms of the instrument creating or evidencing such Indebtedness, it is provided that such Indebtedness is not superior in right of payment to the Subordinated Debt Securities or to other Indebtedness which is PARI PASSU with or subordinated to the Subordinated Debt Securities and (ii) any modifications, refunding, deferrals, renewals or extensions of any such Indebtedness or securities, notes or other evidences of Indebtedness issued in exchange for such Indebtedness; PROVIDED that in no event shall "Senior Indebtedness" include (a) Indebtedness of the Company owed or owing to any subsidiary of the Company or any officer, director or employee of the Company or any subsidiary of the Company, (b) Indebtedness to trade creditors or (c) any liability for taxes owed or owing by the Company.

      If Subordinated Debt Securities are issued under the Subordinated Indenture, the aggregate principal amount of Senior Indebtedness outstanding as of a recent date will be set forth in the Prospectus Supplement. The Subordinated Indenture does not restrict the amount of Senior Indebtedness that the Company may incur.

                         DESCRIPTION OF CAPITAL STOCK

      The Company is authorized to issue 100,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. To date, no series of Preferred Stock has been designated or issued. The following summary description of the capital stock of the Company is qualified in its entirety by reference to the Amended and Restated Articles of Incorporation of the Company (the "Articles"), a copy of which has been incorporated by reference as an exhibit to the Registration Statement.

PREFERRED STOCK

      When and if issued, shares of each series of Preferred Stock will have such rights and preferences as are fixed by the Board of Directors in the resolution or resolutions authorizing the issuance of that particular series. In designating any series of Preferred Stock, the Board of Directors has the authority, without further action of the holders of Common Stock, to fix the number of shares constituting that series and to fix the preferences, limitations and relative rights of the series, including the dividend rights, dividend rate, terms and prices of redemption, liquidation preferences, sinking fund rights, conversion rights and voting rights. It is expected that the holders of any series of Preferred Stock, when and if issued, will have priority with respect to dividends and any distributions upon liquidation of the Company, and may have other preferences over the holders of the Common Stock, including the preferential right to elect directors in the event dividends on the Preferred Stock are not paid for a specified period. The particular terms of any series of

Preferred Stock will be described in a Prospectus Supplement. The issuance of Preferred Stock could be used to discourage an unsolicited acquisition proposal or otherwise have an antitakeover effect.

COMMON STOCK

      Holders of Common Stock are entitled to one vote per share, and, in general, a majority of votes cast with respect to a matter is sufficient to authorize action. Dividends may be paid to the holders of Common Stock when, as and if declared by the Board of Directors out of funds legally available for such purpose. Holders of Common Stock have no conversion, redemption, cumulative voting or preemptive rights. In the event of any liquidation, dissolution or winding up of the Company, after payment or provision for payment of the debts and other liabilities of the Company and payment or provision for payment of all amounts to which holders of any other series or class of the Company's stock hereafter issued that ranks senior as to liquidation rights to the Common Stock are entitled, the holders of Common Stock will be entitled to share ratably in any remaining assets of the Company. All outstanding shares of Common Stock are, and any shares of Common Stock to be sold by the Company hereby will be, duly and validly issued, fully paid and nonassessable.

      The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

CERTAIN PROVISIONS OF THE ARTICLES, BYLAWS AND LOUISIANA LAW

      The Articles, the Company's Bylaws (the "Bylaws") and Louisiana law contain certain other provisions that may impede an unsolicited takeover attempt or otherwise have an antitakeover effect.

DIRECTOR TERMS AND RELATED PROVISIONS

      The Articles provide that the members of the Board of Directors of the Company will be elected for terms of five years and until their successors are elected and qualified. The Articles further provide that the number of directors will be as designated in the Bylaws, although no amendment to the Bylaws to decrease the number of directors shall shorten the term of any incumbent director. The Bylaws provide for eight directors and, in addition, that the Bylaws may be amended by shareholders only upon the affirmative vote of at least 80% of the voting power. Moreover, the Articles provide that any vacancy on the Board of Directors may be filled by a vote of at least two-thirds of the directors then in office, and a director elected to fill a vacancy shall serve until the next shareholders' meeting held for the election of directors generally. The shareholders, however, have the right at a special meeting, if called for such purpose prior to such action by the Board of Directors, to fill a vacancy. The Articles also provide that directors may be removed only for cause and only by the affirmative vote of not less than 80% of the voting power, PROVIDED that the removal may only be effected at a meeting of shareholders called for that purpose.

SHAREHOLDER MEETINGS

      The Articles and the Bylaws provide that special meetings of shareholders may be called by any shareholder or group of shareholders holding in the aggregate at least 80% of the total voting power, or by the Chairman of the Board, the President or the Board of Directors of the Company. A quorum for a meeting of shareholders is a majority of the outstanding shares of Common Stock entitled to vote. Unless the question brought before the meeting is one for which, by express provision of law or the Articles, a different vote is required, a majority of the votes cast decides the question. Unless otherwise required by law or the Bylaws, meetings of shareholders may be held at any place within or without Louisiana, as designated by the Board of Directors.

SHAREHOLDER NOMINATIONS OF DIRECTORS

      The Articles provide that only persons who are nominated by, or at the direction of, the Board of Directors of the Company or by a shareholder who has given timely notice to the Secretary of the Company prior to the meeting at which directors are to be elected will be eligible for election as directors. To be timely, notice must be received by the Company at its principal executive offices not less than 45 days nor more than 90 days prior to the meeting (or, if less than 55 days' notice or prior public disclosure of the meeting date is given or made to shareholders, not later than the tenth day following the day on which such notice was mailed or such prior public disclosure was made). Notice to the Company from a shareholder who proposes to nominate a person at a meeting for election as a director must contain certain specified information about that person.

SUPERMAJORITY VOTE FOR CERTAIN BUSINESS COMBINATIONS

      The Articles provide that no Business Combination (as hereinafter defined) shall be effected unless it is approved at the shareholders' meeting called for that purpose by the affirmative vote of 80% of the total voting power of the holders of voting securities or other obligations with voting power (excluding such securities and obligations owned by an Acquiring Entity (as hereinafter defined) and its affiliates). In addition to the voting requirements, no Business Combination may be effected without first satisfying substantive conditions with regard to: (i)the form and quantity of the consideration to be received by shareholders; (ii) certain restrictions prohibiting the Acquiring Entity from purchasing voting securities or obligations with voting power subsequent to becoming an Acquiring Entity but prior to any Business Combination; (iii) the dividends paid on the outstanding stock of the Company;
(iv) certain restrictions prohibiting the Acquiring Entity from receiving the benefit of any financial assistance of the Company or making any major change in the Company's business or equity capital structure without unanimous approval of the directors and (v) the distribution of a proxy statement containing any recommendations by the directors and the opinion of a reputable investment banking firm as to the fairness of the terms of the Business Combination.

      These requirements will not apply to a Business Combination that (i) is approved by a majority of directors unaffiliated with the Acquiring Entity who were directors prior to an Acquiring Entity's becoming such (or certain successors) (the "Continuing Directors"), if there are at least three Continuing Directors or (ii) involves solely either (a) a transfer of assets of the Company to a subsidiary wholly owned by the Company or (b) a merger or consolidation with or into a successor corporation, as long as the percentages of shareholder ownership remain the same and the successor corporation's articles of incorporation contain the same provisions as the Articles.

      A "Business Combination" is defined in the Articles as: (i) any merger or consolidation of the Company with or into any entity unrelated to the Company which is the beneficial owner of securities representing 30% or more of the voting power of the Company's securities or other obligations of the Company granting voting rights (an "Acquiring Entity") or any affiliate thereof; (ii) any sale or other disposition of all or substantially all of the assets of the Company to an Acquiring Entity or any affiliate thereof; (iii) any sale or other disposition to the Company or any subsidiary thereof of any assets in exchange for which an Acquiring Entity or any affiliate thereof becomes the beneficial owner of either (a) voting securities of the Company or any subsidiary thereof or (b) other obligations of the Company granting voting rights; (iv) any transaction designed to decrease the number of holders of the Company's voting securities remaining after an Acquiring Entity has become an Acquiring Entity or
(v) the adoption of any plan or proposal for the liquidation or dissolution of the Company in which anything other than cash will be received by an Acquiring Entity or any affiliate thereof.

LOUISIANA LAW

      Louisiana law requires that certain transactions, such as mergers, consolidations or share exchanges, with a shareholder beneficially owning 10% or more of the voting power of the corporation (an "Interested Shareholder") or its affiliates be recommended by the board of directors and approved by the affirmative vote of (i) 80% of the votes entitled to be cast by outstanding shares of the corporation's voting stock and (ii) two-thirds of the votes entitled to be cast by holders of voting stock other than the Interested Shareholder and its affiliates. These voting requirements do not apply to such transactions if the transaction (i) does not alter the contract rights of the stock or change or convert, in whole or in part, the outstanding shares of the corporation or (ii) satisfies certain requirements with regard to the consideration to be received by shareholders and certain procedural requirements. Additionally, the Articles prohibit the application of these voting requirements to transactions involving any person who was an Interested Shareholder on the date the Company first had 100 shareholders (or any transferee of such person).

OTHER PROVISIONS

      The Articles and Louisiana law provide that the Board of Directors of the Company, when evaluating a tender offer or an offer to make a tender or exchange offer or to effect a Business Combination, may, in exercising its judgment in determining what is in the best interests of the Company and its shareholders, consider the following factors and any other factors that it deems relevant: (i) not only the consideration being offered in the proposed transaction, in relation to the then current market price for the outstanding capital stock of the Company, but also (a) the market price for the capital stock of the Company over a period of years, (b) the estimated price that might be achieved in a negotiated sale of the Company as a whole or in part or through orderly liquidation, (c) the premiums over market price for the securities of other corporations in similar transactions, (d) current political, economic and other factors bearing on securities prices and (e) the Company's financial condition and future prospects; (ii) the social and economic effects of such transaction on the Company, its subsidiaries or their employees, customers, creditors and the communities in which the Company and its subsidiaries do business; (iii) the business and financial condition and earnings prospects of the acquiring party or parties, including, but not limited to, debt service and other existing or likely financial obligations of the acquiring party or parties, and the possible effect of such conditions upon the Company and its subsidiaries and the communities in which the Company and its subsidiaries do business; and (iv) the competence, experience and integrity of the acquiring party or parties and its or their management.

AMENDMENT OF CERTAIN PROVISIONS OF THE ARTICLES AND BYLAWS

      The Articles provide, with certain exceptions, that if either a majority of the directors at a time when there is no Acquiring Entity or a majority of the Continuing Directors at a time when there is an Acquiring Entity recommends an amendment to the Articles, the holders of a majority of the total voting power present at a shareholders' meeting are required to amend certain provisions of the Articles. The exceptions relate generally to the authority of the Board of Directors to issue Preferred Stock, the antitakeover provisions and limitations on director liability, in which instances an amendment requires approval of holders of 80% of the total voting power. The Bylaws provide that they may be amended or repealed only by (i) a majority of the entire Board of Directors at any time when there is no Acquiring Entity, (ii) both a majority of the entire Board of Directors and a majority of the Continuing Directors at any time when there is an Acquiring Entity or (iii) the affirmative vote of the holders of at least 80% of the total voting power.

                             PLAN OF DISTRIBUTION

      The Company may sell the Securities in and/or outside the United States:
(i) through underwriters or dealers, (ii) directly to purchasers or (iii) through agents. The Prospectus Supplement with respect to the Securities offered thereby (the "Offered Securities") will set forth the terms of the offering of the Offered Securities, including the name or names of any underwriters or agents, the purchase price of the Offered Securities and the proceeds to the Company from such sale, any delayed delivery arrangements, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

      If underwriters are used in the sale, the Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of Securities to be named in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement relating thereto, the obligations of the underwriters to purchase the Offered Securities will be subject to conditions precedent, and the underwriters will be obligated to purchase all the Offered Securities if any are purchased.

      During and after an offering through underwriters, such underwriters may purchase and sell the Securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the Offered Securities sold for their account may be reclaimed by the syndicate if such Offered Securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Offered Securities, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

      If dealers are used in the sale of Offered Securities in respect of which this Prospectus is delivered, the Company will sell such Offered Securities to dealers as principals. The dealers may then resell such Offered Securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

      The Securities may be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of the Offered Securities in respect to which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement relating thereto. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

      The Securities may be sold directly by the Company to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale thereof. The terms of any such sales will be described in the Prospectus Supplement relating thereto.

      If so indicated in the applicable Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase Offered Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.


      Agents, dealers and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that such agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

      The Securities may or may not be listed on a national securities exchange. No assurances can be given that there will be a market for the Securities.

                                 LEGAL MATTERS

      Certain legal matters in connection with the Preferred Stock and Common Stock offered hereby will be passed upon for the Company by McGlinchey Stafford, a professional limited liability company, New Orleans, Louisiana. Certain legal matters in connection with the Debt Securities offered hereby will be passed upon for the Company by Baker & Botts, L.L.P., Houston, Texas. McGlinchey Stafford, a professional limited liability company, will pass on all matters of Louisiana law in this connection.

                       INDEPENDENT PUBLIC ACCOUNTANTS

      The consolidated balance sheet of the Company as of December 31, 1996 and 1995, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996, and the related schedules, incorporated by reference in this Prospectus, have been incorporated by reference herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in auditing and accounting. With respect to the unaudited interim financial information for the periods ended September 30, 1997 and 1996, incorporated by reference in this Prospectus, Coopers & Lybrand L.L.P. has reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report related to the interim financial information incorporated by reference herein states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Coopers & Lybrand L.L.P. is not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

      The Historical Statement of Revenues and Direct/Allocated Operating Expenses of the Mat-Supported Jackup Rigs of Noble Drilling Corporation for the year ended December 31, 1996, incorporated in this Prospectus by reference to the Company's Current Report on Form 8-K/A dated July 21, 1997, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

      The consolidated balance sheet of Forasol-Foramer N.V. ("Forasol") as of December 31, 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for the year then ended, incorporated by reference in this Prospectus, have been audited by Ernst & Young Audit, independent auditors, as set forth in their report thereon appearing in the Company's Current Report on Form 8-K/A filed with the Commission on April 8, 1997, and incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

      The consolidated balance sheets of Forasol at December 31, 1995, prepared in accordance with generally accepted accounting principles in the United States, and the related consolidated statements of income, of cash flows and of changes in stockholders' equity for each of the two years in the period ended December 31, 1995, incorporated by reference in this Prospectus, except as they relate to National Drilling and Services Co. LLC, have been audited by Price Waterhouse, Paris, France, independent accountants. Such financial statements have been so incorporated by reference in reliance on the reports of such independent accountants given on the authority of such firm as experts in auditing and accounting. On July 1, 1996, the Supervisory Board of Forasol, upon recommendation from the Audit Committee, approved Ernst & Young as Forasol's independent accountants effective for fiscal 1996. Prior to fiscal 1996, Price Waterhouse served as Forasol's independent accountants.

      The consolidated financial statements of Quitral-Co S.A.I.C. at June 30, 1995 and 1994, and for each of the three years in the period ended June 30, 1995, incorporated by reference in this Prospectus have been audited by Pistrelli, Diaz y Asociados, member firm of Arthur Andersen, independent public accountants, as indicated in their report with respect thereto, and incorporated by reference in this Prospectus in reliance upon the authority of said firm as experts in giving said reports.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table sets forth the estimated expenses payable by the Company in connection with the offering described in this Registration Statement.

      Registration fee............................. $ 147,500
      Printing expenses............................        *
      Accounting fees and expenses.................        *
      Legal fees and expenses......................        *
      Blue Sky fees and expenses...................        *
      Trustee fees and expenses....................        *
      Rating agency fees...........................        *
      Miscellaneous................................        *
            Total.................................. $       *
                                                     ========
----------------------------
*     To be provided by amendment.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 83 of the Business Corporation Law of the State of Louisiana gives corporations the power to indemnify officers and directors under certain circumstances. Article IX of the Company's Restated Articles of Incorporation and Section 13 of the Company's Bylaws contain provisions that provide for indemnification of certain persons (including officers and directors).

ITEM 16.  EXHIBITS


EXHIBIT NO.                 DESCRIPTION OF EXHIBIT
      *1.1 Form of Underwriting Agreement (Debt Securities)
      *1.2 Form of Underwriting Agreement (Common Stock)
      *1.3 Form of Underwriting Agreement (Preferred Stock)
     **4.1 Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 of the Company's Annual Report on Form 10-K for the year ended December 31, 1996)
     **4.2 Amendment to Restated Articles of Incorporation (incorporated by reference to Exhibit 3.2 of the Company's Annual Report on Form 10-K for the year ended December 31, 1996)
     **4.3 Amendment to Amended and Restated Articles of Incorporation
           (incorporated by reference to Exhibit 3.3 of the Company's Annual Report on Form 10-K for the year ended December 31, 1996)
     **4.4 Amendment to Amended and Restated Articles of Incorporation
           (incorporated by reference to Exhibit 4.4 of the Company's Registration Statement on Form S-8 (Registration No. 333-35089))
     **4.5 Bylaws of the Company, as amended (incorporated by reference to Exhibit 4.5 of the Company's Registration Statement on Form S-8 (Registration No. 333-35089))
     **4.6 Indenture, dated as of May 1, 1997, between the Company and The Chase
           Manhattan Bank, as trustee ("Senior Indenture") (incorporated by reference to Exhibit 4.1 of the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997)
      +4.7 Form of Indenture between the Company and the Subordinated Trustee
           ("Subordinated Indenture")
      *4.8 Form of Debt Securities
      +5.1 Opinion of Baker & Botts, L.L.P. as to the validity of the Debt
           Securities

EXHIBIT NO.                     DESCRIPTION OF EXHIBIT
      +5.2 Opinion of McGlinchey Stafford as to the validity of the Preferred
           Stock and Common Stock
      *8.1 Opinion of counsel to the Company as to certain
           tax matters relative to the Securities offered hereby
      12 Statement of Computation of ratio of earnings to fixed charges and preferred stock dividends
      15   Awareness Letter of Coopers & Lybrand L.L.P.
      23.1 Consent of Coopers & Lybrand L.L.P.
      23.2 Consent of Price Waterhouse LLP (Houston, Texas)
      23.3 Consent of Ernst & Young Audit
      23.4 Consent of Price Waterhouse (Paris, France)
      23.5 Consent of Pistrelli, Diaz y Asociados
     +23.6 Consent of Baker & Botts, L.L.P. (included in Exhibit 5.1)
     +23.7 Consent of McGlinchey Stafford (included in Exhibit 5.2)
      24 Powers of Attorney (included on the signature page of the Registration Statement)
     +25.1 Statement of Eligibility and Qualification under the Trust Indenture
           Act of 1939 of The Chase Manhattan Bank, as trustee under the Senior Indenture, is bound separately on Form T-1
     +25.2 Statement of Eligibility and Qualification under the Trust Indenture
           Act of 1939 of the Subordinated Trustee is bound separately on Form
           T-1

---------------
* The Company will file as an exhibit to a Current Report on Form 8-K (i) any underwriting agreement relating to Securities offered hereby, (ii) the instruments setting forth the terms of any Debt Securities or Preferred Stock, or (iii) any required opinion of counsel to the Company as to certain tax matters relative to Securities offered hereby.
**    Incorporated by reference as indicated.
+     To be filed by amendment.

ITEM 17.  UNDERTAKINGS

(a)   The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

            PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on January 26, 1998.

                                          PRIDE INTERNATIONAL, INC.


                                         /s/   RAY H. TOLSON
                                         By:   Ray H. Tolson
                                           Chairman of the Board and
                                             Chief Executive Officer


                               POWER OF ATTORNEY

      Each person whose signature appears below appoints Ray H. Tolson, Paul A. Bragg and Robert W. Randall, and each of them, each of whom may act without the joinder of the others, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign (i) any and all amendments (including post-effective amendments) to this Registration Statement and (ii) any Registration Statement of the type contemplated by Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully and for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.

      PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED AND ON JANUARY 26, 1998.

         SIGNATURE                                     TITLE
/s/  RAY H. TOLSON            Chairman of the Board and Chief Executive Officer
     Ray H. Tolson
  (Principal Executive Officer)

/s/ PAUL A. BRAGG             President and Chief Operating Officer
    Paul A. Bragg
  (Principal Executive Officer)

/s/ EARL W. MCNIEL            Vice President and Chief Financial Officer
    Earl W. McNiel
 (Principal Financial Officer)

/s/ M. TERRY MAY              Chief Accounting Officer
    M. Terry May
 (Principal Accounting Officer)

/s/ CHRISTIAN J. BOON FALLEUR Director
    Christian J. Boon Falleur

/s/ JAMES B. CLEMENT          Director
    James B. Clement

/s/ REMI DORVAL               Director
    Remi Dorval

/s/ JORGE E. ESTRADA M.       Director
    Jorge E. Estrada M.

/s/ RALPH D. MCBRIDE          Director
    Ralph D. McBride

___________________________   Director
    Thomas H. Roberts, Jr.

/s/ JAMES T. SNEED            Director
    James T. Sneed

                               INDEX TO EXHIBITS

EXHIBIT NO.                 DESCRIPTION OF EXHIBIT
-----------                 ----------------------
      *1.1 Form of Underwriting Agreement (Debt Securities)
      *1.2 Form of Underwriting Agreement (Common Stock)
      *1.3 Form of Underwriting Agreement (Preferred Stock)
     **4.1 Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 of the Company's Annual Report on Form 10-K for the year ended December 31, 1996)
     **4.2 Amendment to Restated Articles of Incorporation (incorporated by reference to Exhibit 3.2 of the Company's Annual Report on Form 10-K for the year ended December 31, 1996)
     **4.3 Amendment to Amended and Restated Articles of Incorporation
           (incorporated by reference to Exhibit 3.3 of the Company's Annual Report on Form 10-K for the year ended December 31, 1996)
     **4.4 Amendment to Amended and Restated Articles of Incorporation
           (incorporated by reference to Exhibit 4.4 of the Company's Registration Statement on Form S-8 (Registration No. 333-35089))
     **4.5 Bylaws of the Company, as amended (incorporated by reference to
           Exhibit 4.5 of the Company's Registration Statement on Form S-8 (Registration No. 333-35089))
     **4.6 Indenture, dated as of May 1, 1997, between the Company and The Chase
           Manhattan Bank, as trustee ("Senior Indenture") (incorporated by reference to Exhibit 4.1 of the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997)
      +4.7 Form of Indenture between the Company and the Subordinated Trustee
           ("Subordinated Indenture")
      *4.8 Form of Debt Securities
      +5.1 Opinion of Baker & Botts, L.L.P. as to the validity of the Debt
           Securities
      +5.2 Opinion of McGlinchey Stafford as to the validity of the Preferred
           Stock and Common Stock
      *8.1 Opinion of counsel to the Company as to certain
           tax matters relative to the Securities offered hereby
      12 Statement of Computation of ratio of earnings to fixed charges and preferred stock dividends
      15   Awareness Letter of Coopers & Lybrand L.L.P.
      23.1 Consent of Coopers & Lybrand L.L.P.
      23.2 Consent of Price Waterhouse LLP (Houston, Texas)
      23.3 Consent of Ernst & Young Audit
      23.4 Consent of Price Waterhouse (Paris, France)
      23.5 Consent of Pistrelli, Diaz y Asociados
     +23.6 Consent of Baker & Botts, L.L.P. (included in Exhibit 5.1)
     +23.7 Consent of McGlinchey Stafford (included in Exhibit 5.2)
      24 Powers of Attorney (included on the signature page of the Registration Statement)

     +25.1 Statement of Eligibility and Qualification under the Trust Indenture
           Act of 1939 of The Chase Manhattan Bank, as trustee under the Senior Indenture, is bound separately on Form T-1
     +25.2 Statement of Eligibility and Qualification under the Trust Indenture
           Act of 1939 of the Subordinated Trustee is bound separately on Form
           T-1

---------------
* The Company will file as an exhibit to a Current Report on Form 8-K (i) any underwriting agreement relating to Securities offered hereby, (ii) the instruments setting forth the terms of any Debt Securities or Preferred Stock, or (iii) any required opinion of counsel to the Company as to certain tax matters relative to Securities offered hereby.
**    Incorporated by reference as indicated.
+     To be filed by amendment.